PILGRIM'S PRIDE REPORTS FINANCIAL RESULTS
FOR THIRD QUARTER OF FISCAL 2010

GREELEY, CO, October 29, 2010 – Pilgrim's Pride Corporation (NYSE: PPC) today reported net earnings of $57.9 million, or $0.27 per share, on net sales of $1.7 billion for the third quarter ended September 26, 2010.  For the comparable quarter a year ago, the company reported net earnings of $82.7 million, or $1.07 per diluted share, on total sales of $1.7 billion.  Pilgrim’s currently has 214.3 million shares outstanding, compared to approximately 77.1 million diluted shares outstanding in the year-ago period.  Adjusted EBITDA, which excludes restructuring and reorganization charges, was $170.0 million for the third quarter of fiscal 2010, as compared to $185.3 million for the same period a year ago.

“When compared to the second quarter of 2010, our financial performance in the third quarter reflects continued improvement in operating efficiencies and cost control,” said Don Jackson, Pilgrim’s president and chief executive.  “Our operational focus on improving yields, labor and other plant-related costs is driving better efficiencies, and we remain focused on sales mix and price improvement.”

Pilgrim’s said sales volumes rose across its retail and foodservice segments when compared to a year ago and the company succeeded in bringing in new, higher-margin business during the quarter.  When compared to the second quarter of 2010, gross margin as a percentage of sales in the third quarter increased across the company’s retail, foodservice and commodity channels.

 Jackson said the company is on track to restart deboning operations at its idled processing plant in Douglas, Ga., in mid-November 2010 to support other plants, with slaughter operations to begin in January 2011.  The company continues to target further expansion later in 2011 and 2012.

“We are optimistic about the outlook for chicken heading into 2011,” Jackson said.  “While all of us are concerned about higher grain prices and the uncertain economy, there are several encouraging signs heading into next year.  Given the reduction in beef supply and the higher prices that are expected for beef and pork, chicken should be attractively positioned with consumers who are looking for the best value.  As a result, many of our customers are planning to feature chicken more prominently on their menus or in their stores next year.  We are already seeing an increase in foodservice demand for next year.”

For the first three quarters of fiscal 2010, the company reported net income of $45.3 million, or $0.21 per share, on sales of nearly $5.1 billion.  These results include nonrecurring restructuring charges and reorganization expenses of $72.8 million pre-tax, or $45.3 million after tax, or $0.21 per diluted share.  For the same period a year ago, Pilgrim’s reported net income of $77.2 million, or $1.00 per diluted share, on sales of $5.2 billion.  Adjusted EBITDA for the first nine months of fiscal 2010 was $357.1 million, compared to $430.5 million for the same period a year ago.

Conference Call Information
A conference call to discuss the company's quarterly results will be held today at 9 a.m. Mountain (11 a.m. Eastern).  To listen live via telephone, call toll-free 800-817-4887, passcode 9043889.  International callers should dial 913-981-5564, passcode 9043889. The presentation will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=73072.  (Please copy and paste the link into the browser.)

Additionally, the company has posted a slide presentation on its website at http://www.pilgrimspride.com, which may be viewed by listeners in connection with today’s conference call.  The webcast will be available for replay within approximately two hours of the conclusion of the call.  A toll-free telephone replay will be available today beginning at approximately noon Mountain time by calling 888-203-1112, passcode 9043889. International callers may dial 719-457-0820, passcode 9043889.  The replay will be available for 30 days.

PILGRIM'S PRIDE CORPORATION
News Release
October 29, 2010

About Pilgrim’s Pride
Pilgrim's employs approximately 41,000 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico.  The Company's primary distribution is through retailers and foodservice distributors.  For more information, please visit http://www.pilgrimspride.com.

Forward-Looking Statements
Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements.  Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally; the ability to execute the company’s business plan to achieve desired cost savings and profitability;  the ability of the company to achieve the anticipated synergistic gains from the sale of 64% of its common stock to JBS USA Holdings, Inc; the ability of the company to re-open its idled facilities in the manner and on the time schedule planned due to, among other things, the company’s  dependence on commodity prices and economic conditions; future pricing for feed ingredients and the company’s products; additional outbreaks of avian influenza or other diseases, either in Pilgrim’s Pride’s flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim’s Pride’s products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources, particularly in light of Pilgrim’s Pride’s substantial leverage; restrictions imposed by, and as a result of, Pilgrim’s Pride’s substantial leverage; changes in laws or regulations affecting Pilgrim’s Pride’s operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause Pilgrim’s Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim’s Pride’s largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channel, including exports into Russia, the anti-dumping proceeding in Ukraine and the anti-dumping and countervailing duty proceeding in China; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in the Company’s Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:                                Gary Rhodes
Vice President, Corporate Communications and Investor Relations
(903) 434-1495

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PILGRIM'S PRIDE CORPORATION
News Release
October 29, 2010

PILGRIM'S PRIDE CORPORATION
Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26,	September 26,	September 26,	September 26,
	2010	2009	2010	2009
	(In thousands, except per share data)

Net sales	$1,719,850	$1,736,149	$5,070,336	$5,211,064
Costs and expenses:
Cost of sales	1,560,031	1,560,934	4,726,007	4,791,630
Operational restructuring charges, net	2,525	12,464	2,525	12,464

Gross profit	157,294	162,751	341,804	406,970
Selling, general and administrative expense	45,096	46,086	157,415	161,864
Administrative restructuring charges, net	(1,006)	-	51,695	(435)

Total costs and expenses	1,606,646	1,619,484	4,937,642	4,965,523

Operating income	113,204	116,665	132,694	245,541

Other expenses (income):
Interest expense	26,492	37,074	81,027	122,361
Interest income	(646)	(543)	(1,820)	(3,855)
Miscellaneous, net	(1,676)	709	(8,505)	(2,231)

Total other expenses	24,170	37,240	70,702	116,275

Income from continuing operations before reorganization items and income taxes	89,034	79,425	61,992	129,266
Reorganization items, net	-	21,891	18,541	74,025

Income from continuing operations before income taxes	89,034	57,534	43,451	55,241
Income tax expense (benefit)	30,512	(24,766)	(4,295)	(21,864)

Income from continuing operations	58,522	82,300	47,746	77,105
Income from discontinued business, net of tax	-	-	-	25

Net income	58,522	82,300	47,746	77,130
Less: Net income (loss) attributable to noncontrolling interest	596	(425)	2,449	(69)

Net income attributable to Pilgrim’s Pride Corporation	$57,926	$82,725	$45,297	$77,199

Net income per common share:
Basic	$0.27	$1.12	$0.21	$1.04
Diluted	$0.27	$1.07	$0.21	$1.00

Weighted average shares outstanding:
Basic	214,282	74,056	214,282	74,056
Diluted	214,282	77,141	214,282	76,802

PILGRIM'S PRIDE CORPORATION
News Release
October 29, 2010

PILGRIM'S PRIDE CORPORATION
Consolidated Balance Sheets
(Unaudited)

	September 26,	September 26,
	2010	2009
	(In thousands)
Assets:
Cash and cash equivalents	$46,213	$220,029
Investment in available-for-sale securities	8,800	5,302
Trade accounts and other receivables, less allowance for doubtful accounts	354,837	316,953
Inventories	910,625	763,869
Income taxes receivable	53,872	15,028
Prepaid expenses and other current assets	63,490	44,540
Assets held for sale	59,218	473

Total current assets	1,497,055	1,366,194

Investment in available-for-sale securities	56,235	57,314
Deferred tax assets	-	16,732
Other long-lived assets	70,626	63,609
Identified intangible assets, net	50,371	57,179
Property, plant and equipment, net	1,343,694	1,499,476

	$3,017,981	$3,060,504

Liabilities and stockholders’ equity:
Accounts payable	$271,187	$182,173
Accounts payable to JBS USA, LLC	19,359	-
Accrued expenses	276,506	309,259
Pre-petition obligations	1,736	-
Income taxes payable	16,549	-
Current deferred tax liabilities	15,276	16,732
Current maturities of long-term debt	75,355	-

Total current liabilities	675,968	508,164

Long-term debt, less current maturities	1,166,606	41,062
Deferred tax liabilities	50,646	22,213
Other long-term liabilities	88,522	98,783

Total liabilities not subject to compromise	1,981,742	670,222

Liabilities subject to compromise	-	2,233,161

Common stock	2,143	771
Additional paid-in capital	1,442,810	646,793
Accumulated deficit	(390,497)	(469,407)
Accumulated other comprehensive loss	(23,572)	(27,237)

Total Pilgrim’s Pride Corporation stockholders’ equity	1,030,884	150,920

Noncontrolling interest	5,355	6,201

Total stockholders’ equity	1,036,239	157,121

	$3,017,981	$3,060,504

PILGRIM'S PRIDE CORPORATION
News Release
October 29, 2010

PILGRIM'S PRIDE CORPORATION
Selected Financial Information
(Unaudited)

Note:  “EBITDA” is defined as the sum of income (loss) from continuing operations plus interest, taxes, depreciation and amortization. “Adjusted EBITDA” is defined as the sum of EBITDA plus restructuring charges and reorganization items. EBITDA is presented because it is used by us and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of results prepared in conformity with accounting principles generally accepted in the US (“GAAP”), to compare the performance of companies. We believe investors would be interested in our Adjusted EBITDA because this is how our management analyzes EBITDA from continuing operations. The Company also believes that Adjusted EBITDA, in combination with the Company's financial results calculated in accordance with GAAP, provides investors with additional perspective regarding the impact of certain significant items on EBITDA and facilitates a more direct comparison of its performance with its competitors. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP. They should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.

	Three Months Ended		Nine Months Ended
	September 26,	September 26,	September 26,	September 26,
	2010	2009	2010	2009
	(In thousands, except per share data)

Net income attributable to Pilgrim’s Pride Corporation	$57,926	$82,725	$45,297	$77,199

Add:
Income tax expense (benefit)	30,512	(24,766)	(4,295)	(21,864)
Interest expense, net	25,846	36,531	79,207	118,506
Depreciation and amortization	57,924	58,173	175,397	175,847
Minus:
Amortization of capitalized loan costs	3,726	1,706	11,266	5,244

EBITDA	168,482	150,957	284,340	344,444

Add:
Restructuring charges, net	1,519	12,464	54,220	12,029
Pre-petition reorganization items, net	-	-	-	-
Post-petition reorganization items, net	-	21,891	18,541	74,025

Adjusted EBITDA	$170,001	$185,312	$357,101	$430,498